UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2012
DIAL GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West 42nd Street New York, NY	10036

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (212) 419-2900
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1    Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 5.02(c)(3) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Section 5    Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(3)    On April 16, 2012, Dial Global, Inc. (the “Company”) entered into employment agreements with various executives of the Company as follows: (1) Mr. Hiram Lazar, Chief Financial Officer and Chief Administrative Officer; (2) Ms. Eileen Decker, President of Sales; (3) Mr. Kirk Stirland, President of Programming and (4) Mr. Edward A. Mammone, Chief Accounting Officer (collectively, the “Executives”). The terms of these employment agreements are substantially the same, except for salary, bonus and title as described below. The summary of these employment agreements that appears below does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and the terms of which are incorporated by reference herein in their entirety.

Each of the employment agreements for the Executives is for a term of two years, commencing April 16, 2012, for the titles indicated above, except that Mr. Lazar's agreement extends through June 30, 2014. In the event the Company determines not to extend an Executive's employment agreement, the Company shall provide notice of such non-renewal to the Executive no later than the 180th day prior to the stated termination date. If the Executive continues to work beyond the stated expiration date, the employment agreement will remain in effect following the expiration thereof and thereafter be terminable by either party upon 60 days' written notice. The base salary for each Executive is as follows: $400,000 for Mr. Lazar, $450,000 for Ms. Decker; $400,000 for Mr. Stirland and $300,000 for Mr. Mammone. Each of Messrs. Lazar, Stirland and Mammone is eligible for an annual discretionary bonus; in the case of Messrs. Lazar and Stirland such bonus may be up to $100,000. Ms. Decker is subject to a commission plan and will receive $150,000 if certain Company targets are met, which amount shall be adjusted upwards or downwards, respectively, if the Company meets or fails to achieve such targets. Each Executive is also eligible for discretionary annual equity awards at the discretion of the Compensation Committee or its designee.

In the event of a termination of an Executive's employment by the Company other than for “cause” (as defined in the employment agreement), such Executive will receive: (1) continued payment of an amount equal to the greater of: (x) his/her base salary for the remainder of the Term or (y) six months' base salary, payable in accordance with equal periodic installments and (2) continued coverage under COBRA for nine (9) months after termination (or such earlier time as such Executive ceases to be eligible for COBRA or becomes eligible for coverage under the health insurance plan of a subsequent employer). If an Executive is terminated for any reason other than by the Company without Cause (as described above), the Executive would receive: (1) his/her base salary prorated to the date of termination; (2) reimbursement for any unreimbursed expenses properly incurred through the date of termination; (3) any earned but unpaid commission (in the case of Ms. Decker and Mr. Stirland) and (4) any entitlement under employee benefit plans and programs. Payment of these amounts and benefits are contingent on such Executive executing a fully effective waiver and general release.

Upon a change in control (as defined in the Executive's stock option agreement, the form of which is attached hereto as Exhibit 10.5), in accordance with the terms of the Company's 2011 Stock Option Plan and the corresponding stock option agreement, all of an Executive's outstanding equity awards will become fully vested and immediately exercisable and shall remain exercisable for such period as set forth in Section 7A of the stock option agreement. A copy of the Company's 2011 Stock Option Plan was previously filed with the SEC on December 21, 2011 as part of an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934.

If an Executive is terminated, such Executive may not compete with the Company or its affiliates or solicit employees or customers of the Company or its affiliates for a “Restricted Period”. The “Restricted Period” shall be a period equal to the remainder of the term of such Executive's employment agreement plus the greater of: (x) the period for which such Executive receives severance after the date of termination if terminated for a reason other than for cause; or (y) such additional period at the Company's option (capped at a maximum of twelve months) for which such Executive receives severance after the date of termination, if terminated for cause, or by death or disability or the Executive resigns.

(e)    The information in Item 5.02(c)(3) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02(e).

Section 9    Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits. The following is a list of the exhibits filed as a part of this Form 8-K:
Exhibit No.	Description of Exhibit
10.1	Employment Agreement, effective as of April 16, 2012, by and between the Company and Hiram Lazar.
10.2	Employment Agreement, effective as of April 16, 2012, by and between the Company and Eileen Decker.
10.3	Employment Agreement, effective as of April 16, 2012, by and between the Company and Kirk Stirland.
10.4	Employment Agreement, effective as of April 16, 2012, by and between the Company and Edward A. Mammone.
10.5	Form of Stock Option Agreement for Employees (including Company Executives) for the Company's 2011 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAL GLOBAL, INC.

By: /S/ MELISSA GARZA
Name: Melissa Garza
Title: General Counsel

Date: April 20, 2012